ALLIANCE FINANCIAL CORPORATION

18th Floor, MONY Tower II 120 Madison Street Syracuse, New York 13202

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 1, 2005

To the Shareholders of Alliance Financial Corporation:

                NOTICE IS HEREBY GIVEN that the ANNUAL MEETING OF SHAREHOLDERS of ALLIANCE FINANCIAL CORPORATION, the parent company of Alliance Bank, N.A., will be held at the Cortland Country Club, 4514 West Road (Route 281), Cortland, New York, on May 10, 2005 at 4:00 p.m., for the purpose of considering and voting upon the following matters:

1.	The election of three Directors to Class I of the Board of Directors to serve for a term of three years and until their successors are duly elected and qualified.

2.	The transaction of such other business as may properly come before the meeting, or any adjournment thereof.

We hope you will be able to attend.

By Order of the Board of Directors

/s/ Judy A. Schultz

JUDY A. SCHULTZ
Secretary

YOUR VOTE IS IMPORTANT. YOU ARE THEREFORE REQUESTED TO SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, EVEN IF YOU EXPECT TO BE PRESENT AT THE MEETING. YOU MAY WITHDRAW YOUR PROXY AT ANY TIME PRIOR TO THE MEETING, OR IF YOU DO ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AT THAT TIME AND VOTE IN PERSON IF YOU WISH.

ALLIANCE FINANCIAL CORPORATION

18th Floor, MONY TOWER II 120 Madison Street Syracuse, New York 13202

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 10, 2005

                This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Alliance Financial Corporation (the “Company”), the holding company for Alliance Bank, N.A. (the “Bank”), for use at the Annual Meeting of Shareholders to be held at the Cortland Country Club, 4514 West Road (Route 281), Cortland, New York, on May 10, 2005 at 4:00 p.m. This Proxy Statement and the accompanying Proxy are first being mailed on or about April 1, 2005 to shareholders of record at the close of business on March 23, 2005, the record date for the determination of shareholders entitled to vote at the meeting.

                If the enclosed Proxy is properly executed and returned, all shares represented thereby will be voted according to the instructions set forth thereon. If no such instructions are specified, the Proxy will be voted FOR the election of the nominees named herein. As to any other business which may properly come before the meeting, the persons named in the Proxy are granted discretionary authority to vote according to their best judgment. A majority of outstanding shares present in person or by proxy will constitute a quorum sufficient for conduct of the meeting. Broker non-votes will be treated as shares present for quorum purposes but not entitled to vote, so they will have no effect on any proposal. Abstentions will be treated as shares present for quorum purposes and entitled to vote, so they have the effect of votes against any proposal.

                Any proxy given by a shareholder may be revoked at any time before it is voted by: (i) the shareholder attending the meeting and voting the shares of stock in person; (ii) the execution and delivery of a later dated proxy; or (iii) the execution and delivery of a written notice of revocation to Judy A. Schultz, Secretary, Alliance Financial Corporation, 18th Floor, MONY Tower II, 120 Madison Street, Syracuse, New York 13202. If not revoked, the Proxy will be voted in accordance with its terms.

                The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, some of the officers, Directors and regular employees of the Company may solicit proxies in person and by telephone and telegraph, and may solicit brokers and other persons holding shares beneficially owned by others to procure from the beneficial owners consents to the execution of proxies. The Company will reimburse such brokers and other persons for their expenses incurred in sending proxy forms and other material to their principals.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

                At the close of business on March 18, 2005, there were outstanding and entitled to vote 3,593,340 shares of the Company’s common stock. Each share of common stock entitles the holder to one vote with respect to each item to come before the meeting.

ITEM 1:  ELECTION OF DIRECTORS

                Pursuant to the Company’s Certificate of Incorporation and Bylaws, the Board of Directors is divided into three classes as nearly equal in number as possible. The members of each class are elected for staggered terms of three years and until their successors are elected and qualified. Certain information concerning nominees for election to the Board of Directors and the Directors continuing in office is set forth below. In 2004 John H. Buck, Robert M. Lovell and David J. Taylor retired from the Board.

                The nominees receiving a plurality of the votes represented in person or by proxy at the meeting will be elected to the stated positions. All nominees have indicated a willingness to serve, and the Board knows of no reason to believe that any nominee will decline or be unable to serve if elected. If any nominee becomes unavailable for any reason before the meeting, the Proxy may be voted for such other person as may be nominated by the Board of Directors. The shares represented by the enclosed Proxy will be voted FOR the election of the nominees named below unless otherwise specified and in the discretion of the named proxies as to any other matters which may come before the meeting.

INFORMATION CONCERNING NOMINEES FOR DIRECTORS, DIRECTORS CONTINUING IN OFFICE AND EXECUTIVE OFFICERS

Name and Age	Business Experience and Directorships	Director Since*	Shares Beneficially Owned as of 3/18/05(1)		% of Total Common Stock(4)

NOMINEES FOR ELECTION (CLASS I)

Donald S. Ames	President – Cortland Laundry, Inc.;	1986	81,917		2.28
(62)	Chairman – Cortland Line Company, Inc.;
	Director - Gutchess Lumber Company, Inc.;
	Director – J.M. Murray Center, Inc.

Margaret G. Ogden	President and CEO - Central New York Community	2001	1,223		0.03
(59)	Foundation, Inc.

Paul M. Solomon	Partner – P.J. Equities, LLP; Director –	2001	8,050		0.22
(61)	Northern Airlines; Former Partner – Exponential
	Business Development Company; Director – bc
	Restaurant LLC; Trustee – Millbrook School;
	Trustee – Onondaga Community College

OTHER DIRECTORS**

Mary Pat Adams	Licensed Sales Agent - Don Kingsley Real Estate;	2001	18,150	(2)	0.51
(45)	Director - Oneida Valley Securities Corporation

Donald H. Dew	Chairman, President and Chief Executive Officer	1988	10,520		0.29
(53)	- Diemolding Corporation; Partner - Diemolding
	International; Director - Higbee Gaskets;
	Chairman and Director - Badger Technologies

David P. Kershaw	Treasurer and Chief Financial Officer of	2001	34,238	(3)	0.95
(56)	Company; Executive Vice President and Chief
	Financial Officer of Bank; Trustee - Community
	Memorial Hospital

Charles E. Shafer	Managing Member - Green Lake Associates, LLC;	1998	22,703		0.63
(55)	Treasurer - Applied Concepts, Inc.; Former
	Partner - Riehlman Shafer & Shafer; Director -
	Marathon Boat Group, Inc.; Director and
	Secretary - P.E.A.C.E., Inc.

Charles H. Spaulding	President and Director - George B. Bailey	1993	861		0.02
(56)	Agency, Inc.; Director - J.M. Murray Center,
	Inc.; Former Trustee - Cortland Memorial Hospital;
	Treasurer - Cortland College Foundation;
	Treasurer - Family Health Network

Peter M. Dunn	Senior Partner - Dunn, Bruno & St. Leger, LLP;	1968	74,943		2.09
(68)	Director - Oneida Healthcare Foundation;
	Director - Oneida Valley Securities Corporation;
	Director - Oneida Healthcare Corporation

Samuel J. Lanzafame	President – DATACOM SYSTEMS, INC.;	1988	861		0.02
(54)	Former President – S.J. Lanzafame LLC; Former
	Chairman - Traces, Inc.; Former President -
	Central Locating Service, Ltd.; Former Director
	- Montana Mills Bread Co.

Jack H. Webb	Chairman and Chief Executive Officer of Company;	2000	89,840	(3)	2.50
(52)	President and Chief Executive Officer of Bank;
	Trustee - Rosamond Gifford Foundation; Director
	- Metropolitan Development Association

EXECUTIVE OFFICERS

James W. Getman	Executive Vice President and Senior Lending	—	30,517	(3)	0.85
(56)	Officer of Bank

John H. Watt, Jr.	Senior Vice President of Company; Senior Vice		7,567	(3)	0.21
(46)	President of Bank; Commercial Sales and Service
	and Chief Executive Officer of Alliance Leasing,
	Inc.; former Managing Director - JPMorgan
	Business Credit Corporation

Connie M. Whitton	Senior Vice President, Operations and IT/MIS;	—	19,394	(3)	0.54
(53)	Former Director and Senior Manager – Carrier
	Corporation, a Division of United Technologies
	Corporation

All Directors, Nominees and Executive Officers as a Group (14 in Group):			400,784		11.15%

*	Year in which the Director was first elected or appointed to the Board of Directors of the Company, the Bank, or their respective predecessor entities.

**	Messrs., Dew, Kershaw, Shafer and Spaulding are members of Class II with terms expiring in 2006. Ms. Adams and Messrs. Dunn, Lanzafame and Webb are members of Class III with terms expiring in 2007.

(1)
In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person beneficially owns shares of the Company’s common stock if he or she has or shares the power to vote or dispose of them or has a right to acquire beneficial ownership within 60 days of March 23, 2005. Except as otherwise indicated the named individual has sole voting and sole dispositive powers.

(2)	Includes 8,500 shares held in trusts of which Ms. Adams serves as co-trustee.

(3)
Includes 25,395, 75,000, 23,491, and 13,364 shares subject to presently exercisable stock options held by Messrs. Kershaw, Webb and Getman and Ms. Whitton, respectively. Also includes 5,500, 9,000, 5,500, 7,000 and 6,000 shares of restricted stock which may be voted but not disposed of held by Messrs. Kershaw, Webb, Getman and Watt and Ms. Whitton, respectively.

(4)	Except as indicated, each individual owns less than 1% of the Company’s outstanding common stock.

ORGANIZATION AND COMPENSATION OF THE BOARD OF DIRECTORS

                The Company’s Board of Directors is comprised of a majority of independent directors. Specifically, the Board has determined that Directors Donald S. Ames, Donald H. Dew, Samuel J. Lanzafame, Margaret G. Ogden, Paul M. Solomon and Charles H. Spaulding are each “independent” as defined by the Nasdaq Listing Standards.

                During 2004 there were 12 regularly scheduled meetings and 4 special meetings of the Company’s Board of Directors. All of the incumbent Directors of the Company attended at least 75% of the aggregate of all of the 2004 meetings of the Board of Directors and any committees of which the Director was a member. The Company encourages all Directors to attend each annual meeting of shareholders. All of the then 13 incumbent Directors, attended the Company’s last annual meeting of shareholders held.

                The Company has a Governance Committee appointed by the full Board of Directors which makes recommendations to the Board for nominees to serve as Directors, and which also recommends proposed Company and Bank committee membership for appointment by the Board. The Governance Committee met 9 times in 2004, and its current members are Directors Spaulding (Chair), Solomon and Dew, each of whom the Board has determined is “independent” as defined by the Nasdaq Listing Standards. The Company’s full Board of Directors nominates individuals for election to the Board. The Board will consider written recommendations from shareholders for nominees that are sent to the Secretary of the Company at the Company’s address. Section 202 of the Company’s Bylaws provides that nominations for Directors to be elected at an annual meeting of the Company’s shareholders, except those made by the Board, must be submitted in writing to the Secretary of the Company not less than 90 days nor more than 120 days immediately preceding the date of the meeting. The notice must contain (i) the name, age, business address and residence address of each proposed nominee; (ii) the principal occupation and employment of each proposed nominee; (iii) the total number of shares of capital stock of the Company owned by each proposed nominee; (iv) the name and residence address of the notifying shareholder; (v) the number of shares of capital stock of the Company owned by the notifying shareholder; and (vi) any other information relating to such person that is required to be disclosed in solicitations for proxies for the election of Directors, or otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934. Nominations not made in accordance with this procedure may be disregarded by the presiding officer at the annual meeting, in his or her discretion.

                In considering candidates for the Board, the Governance Committee and the Board consider the entirety of each nominee’s credentials and do not have any specific minimum qualifications that must be met by a nominee. Factors considered include, but are not necessarily limited to, each nominee’s personal and professional integrity, business judgment, relevant experience, and anticipated effectiveness as a Director in conjunction with the full Board in collectively serving the long-term interests of the shareholders. In addition, prior to nominating an existing Director for re-election to the Board, the Committee and the Board consider and review, among other relevant factors, the existing Director’s meeting attendance and performance, length of Board service, ability to meet regulatory independence requirements, and the experience, skills and contributions that the Director brings to the Board.

                The Governance Committee has adopted a written charter setting forth its composition and responsibilities, a copy of which is available at the Company’s website at www.alliancebankna.com.

                The Company has an Audit Committee, whose membership and functions are described more fully on page 10. The Audit Committee met 6 times in 2004.

                The Company has a Compensation Committee, whose membership and functions are described more fully on page 7. The Compensation Committee met 6 times in 2004.

Communication with Directors

                Shareholders may communicate directly with the Board of Directors of the Company by sending correspondence to the address shown below. If a shareholder desires to communicate with a specific Director, the correspondence should be addressed to that Director. The receipt of any such correspondence addressed to the Board of Directors and the nature of its content will be reported at the next Board meeting and appropriate action, if any, will be taken. Correspondence addressed to a specific Director will be delivered to the Director promptly after receipt by the Company. The Director will review the correspondence received and, if appropriate, report the receipt of the correspondence and the nature of its content to the Board of Directors at its next meeting, so that the appropriate action, if any, may be taken.

                Correspondence should be addressed to:

Alliance Financial Corporation Board of Directors Attention: [Board of Directors or Specific Director] 18th Floor, MONY Tower II 120 Madison Street Syracuse, New York 13202

Board of Directors Fees

                Directors who are salaried employees of the Company are not compensated for their service on the Board. Each other Director receives an annual retainer fee of $7,500 for service on the Board, $600 for each Board meeting attended, and $400 for each committee meeting attended. Committee Chairman receive $500 for each committee meeting attended.

Deferred Compensation Agreement

                The Company has a Deferred Compensation Plan which provides Company and Bank Directors with the option to defer receipt of all or a portion of their Director’s fees. Amounts deferred under the Plan are credited to a reserve account and deemed to be invested in shares of the Company’s common stock based on the book value of the stock (as defined in the plan) as of the end of the year preceding the deferral. The reserve account is also credited quarterly with additional amounts equivalent to the number of shares which could be purchased at book value, as described above, with dividends paid on the stock. Upon a Director ceasing to be a member of either the Company or Bank Board, amounts deferred by the Director, plus any earnings thereon, are payable at the Director’s election over a period of up to ten years or in a lump sum. Upon the date selected by a participating Director to commence receiving deferred payments, the reserve account value determined based on the book value of the stock as of the end of the preceding year end, provided that in no event will the Director’s payments be less than the amounts actually deferred by the Director. During 2004, 16 current and former Directors participated in the Deferred Compensation Plan and deferred a total of $90,860 in Director’s fees.

EXECUTIVE COMPENSATION

                The following table sets forth information concerning compensation paid by the Company to its Chief Executive Officer during 2004 and to the other most highly compensated executive officers whose salary and bonus from the Company exceeded $100,000 during 2004.

SUMMARY COMPENSATION TABLE

				Long-Term Compensation Awards

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Restricted Stock Awards ($)(2)	StockOptions(#)	All Other Compensation ($)(3)

Jack H. Webb	2004	309,000	60,000	82,625	0	116,158
Chairman and Chief	2003	300,000	51,500	110,005	0	65,791
Executive Officer	2002	257,500	40,000	0	15,000	46,319

David P. Kershaw	2004	152,000	29,500	66,100	0	33,375
Treasurer and	2003	147,500	28,000	55,160	0	30,952
Chief Financial Officer	2002	140,000	22,700	0	5,700	27,179

John H. Watt, Jr.	2004	150,000	91,000	66,100	0	0
Senior Vice President	2003	34,615	0	86,370	0	0

James W. Getman	2004	137,000	26,400	66,100	0	10,779
Executive Vice	2003	132,000	24,400	55,160	0	11,303
President and Senior	2002	122,000	21,700	0	5,400	8,560
Loan Officer of the Bank

Connie M. Whitton	2004	110,000	21,200	66,100	0	7,955
Senior Vice President,	2003	106,000	21,200	68,950	0	9,189
Operations and IT/MIS	2002	96,000	14,500	0	4,500	7,197

        (1)   As described on page 10, amounts noted in this column were paid under the Company’s Short Term Executive Incentive Compensation Plan.

        (2)   Indicates dollar value of restricted stock awards based upon the market value of the Company’s common stock on the date of grant. As of December 31, 2004, Messrs. Webb, Kershaw, Watt and Getman and Ms. Whitton held restricted stock with then current market values of $183,000, $122,000, $152,500, $122,000 and $137,250, respectively. They are entitled to receive dividends on their restricted stock holdings.

        (3)   Includes contributions to the Alliance Bank, N.A. Amended and Restated 401K Deferred Profit Sharing Plan for Messrs. Webb, Kershaw and Getman and Ms. Whitton. Also includes, for Messrs. Webb and Kershaw, 2004, 2003 and 2002 contributions to the Excess Benefit Plans described on page 9 ($99,958, $51,791 and $33,600, respectively, for Mr. Webb and $14,234, $19,089 and $10,068, respectively, for Mr. Kershaw).

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

                There were no stock options granted to the named executive officers in 2004. The following table provides information for the named executive officers, with respect to stock options exercised in fiscal year 2004 and the number of stock options held at the end of fiscal year 2004.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Options at 12/31/04 (#)		Value of Unexercised In-the-Money Options at 12/31/04 ($)(1)

			Exercisable	Unexercisable	Exercisable	Unexercisable

Jack H. Webb	0	0	75,000	0	840,000	0
David P. Kershaw	0	0	25,395	3,232	203,148	18,583
James W. Getman	0	0	23,491	3,030	184,822	17,424
John H. Watt	0	0	0	0	0	0
Connie M. Whitton	0	0	13,364	2,121	99,967	12,197

(1)	Based on the closing price of the Company’s common stock on December 31, 2004 of $30.50 per share.

COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

                All members of the Compensation Committee meet the definition of independence as defined by applicable NASDAQ rules.

                The compensation of the Company’s Chief Executive Officer, Jack H. Webb, and that of senior management, is based upon performance versus individual objectives and overall corporate performance versus the Company’s business plan for the prior year.

                On an annual basis, the Compensation Committee establishes performance objectives on which Mr. Webb’s performance is measured. Financial metrics include: meeting established income thresholds, loan and deposit growth targets, non-interest income objectives and expense management goals. Additional non-financial metrics include: executive management succession planning, regulatory compliance and overall leadership skill.

                In 2003, the Company exceeded net profit thresholds in its business plan, balance sheet growth, and generally met the objectives set forth in its business plan.

                The Compensation Committee, with the input of all Board members, reviewed Mr. Webb’s performance and determined that he had met all his key objectives in 2003. Based on this review, Mr. Webb’s base salary for calendar year 2004 was increased 3% over 2003, based on the 2003 performance versus objectives. This increase was consistent with the increases for all employees.

                Awards granted with both the short-term and long-term incentive program are based on the evaluation of the Company’s performance and the individual’s contribution to that performance. Mr. Webb’s short-term bonus is in accordance with the plan in which all executive management participates and, in 2004, equaled 20% of his 2003 base salary.

                Mr. Webb’s long-term incentive is determined by the Compensation Committee’s independent members, with approval of the full Board, and consistent with guidelines established based on an independent report on executive compensation which was prepared for the Compensation Committee in 2002.

                Individual reviews of members of senior management are conducted by Mr. Webb and reported to the Compensation Committee for review. 2004 base salary compensation for the Company’s senior management was consistent with the guidelines established by the independent report referred to above.

The senior management bonuses were reviewed by the Compensation Committee and proposed to and approved by the Board, with bonuses paid after the Company’s independent registered public accounting firm reported the Company’s fiscal results for 2004.

Donald H. Dew (Chair)
Samuel J. Lanzafame
Donald S. Ames

Stock Performance Graph

The following graph compares cumulative total returns (assuming reinvestment of dividends) for the five-year period ended December 31, 2004 on the Company’s common stock against: (i) the Standard & Poor’s Composite 500 Stock Index (S&P 500), (ii) the Russell 3000 Index, (iii) a self-determined peer group consisting of all New York State headquartered bank holding companies with total assets less than $5 billion that are subject to the periodic reporting requirements of the Exchange Act, and (iv) the SNL NASDAQ Bank Index.

Alliance Financial Corporation

	Period Ending

Index	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04

Alliance Financial Corporation	100.00	79.12	109.93	128.57	155.61	152.91
S&P 500	100.00	91.20	80.42	62.64	80.62	89.47
Russell 3000	100.00	92.54	81.94	64.29	84.25	94.32
Alliance Financial Peer Group	100.00	108.22	142.85	175.35	223.94	281.36
SNL NASDAQ Bank Index	100.00	115.45	125.66	129.25	166.83	191.21

Employment Agreements and Change of Control Arrangements

                The Company’s employment agreement with Jack H. Webb provides that if (a) Mr. Webb’s employment is terminated by the Company for any reason other than cause, death or disability, or (b) he voluntarily resigns based upon a change in his authority, compensation, or the geographic location of his assignment, in either case in anticipation of or within 24 months following a change of control, the Company will (i) pay him a termination benefit equal to 2.99 times his average annual compensation for the five full taxable years that immediately precedes the year in which the change of control occurs; (ii) provide him with fringe benefits, or the cash equivalent of such benefits, to which he is entitled under the agreement for a period of 24 months following his termination; and (iii) treat as immediately vested and exercisable all forms of equity-based compensation, including unexpired stock options, previously granted to him.

                The Company has agreements with David P. Kershaw and James W. Getman which provide that if the executive’s employment is terminated by the Company for any reason other than cause within 24 months following a change of control, the Company will (i) pay him a termination benefit equal to 2.0 times his average annual compensation for the three full taxable years that immediately precedes the year during which the change of control occurs; (ii) provide him with fringe benefits, or the cash equivalent of such benefits, to which he is entitled under the agreement for a period of 24 months following his termination; and (iii) treat as immediately vested and exercisable all forms of equity-based compensation, including unexpired stock options, previously granted to him. The Company has a similar agreement with Connie M. Whitton, except that the termination benefit is 1.0 times her average annual compensation.

                The Company has an employment agreement with John H. Watt, Jr. which provides that in the event of a change in control of the Company he will be paid a lump sum equal to two times his then-current salary.

Pension Benefits

                The Bank maintains an Amended and Restated 401K Deferred Profit Sharing Plan, in which an employee is eligible to participate upon attaining age 18 and completion of 12 months consecutive service during which the employee worked 1,000 or more hours of service. The Bank’s contribution to the Plan consists of (i) matching contributions with respect to salary deferred by participating employees, (ii) a mandatory contribution of 1% of each participating employee’s salary per year, and (iii) a discretionary contribution determined in part according to a formula based on years of service with the Bank. The Bank’s contributions to the Plan and predecessor plans in 2004 for Messrs. Webb, Kershaw, Watt and Getman and Ms. Whitton are set forth in Note (3) to the Summary Compensation Table on page 6.

Excess Benefit Plans

                The Company has a supplemental retirement agreement with Mr. Webb, pursuant to which the Company must provide him with an annual supplemental retirement benefit in the amount of 70% of the annualized salary paid to him during the 36 months prior to cessation of employment. The supplemental retirement benefit is reduced by the benefit attributable to employer contributions under the Company’s Amended and Restated 401K Deferred Profit Sharing Plan and earnings thereon, Mr. Webb’s Social Security benefit, and the benefits payable from any pension, profit sharing or similar plans in which Mr. Webb participated prior to joining the Company. Subject to acceleration and adjustment in certain events, the supplemental retirement benefit is payable at age 65 in the form of a straight life annuity payable in monthly installments for life. The 2004 expense associated with Mr. Webb’s supplemental retirement benefits is set forth in Note (3) to the Summary Compensation Table on page 6.

                Mr. Kershaw is covered by two separate arrangements with the Bank that will provide supplemental retirement income to Mr. Kershaw. Under the first arrangement, entered into in 1986,

Mr. Kershaw is entitled to receive annual payments of $10,000 for ten years following his retirement upon or after attaining age 65. The second arrangement became effective as of October 1, 1989, following amendments made to Oneida Valley National Bank’s then-existing pension plan and 401K plan (which have since been terminated and replaced with the Alliance Bank, N.A. Amended and Restated 401K Deferred Profit Sharing Plan). The effect of the 1989 arrangement was to provide Mr. Kershaw with benefits that he would otherwise have received under the Oneida Valley National Bank pension and 401K plans but for these amendments. The 2004 expense associated with Mr. Kershaw’s supplemental retirement benefits is set forth in Note (3) to the Summary Compensation Table on page 6.

Executive Incentive Compensation Plans

                The Bank maintains a Short Term Incentive Compensation Plan designed to include the Bank’s Chief Executive Officer(s), Senior Management, and those other employees who, in the opinion of the Board, contribute significantly to the profitability of the Bank. Its purpose is to motivate, reward, and retain management and to focus perspective on short term goals and results. Under the terms of the Plan, at the beginning of each year the Bank’s Board of Directors establishes a target performance goal for the year. Annual awards for distribution to Plan participants may not exceed a certain percentage of the participant’s base salary which is established in the plan and is based on the participant’s management position. Amounts paid under the Plan to Messrs. Webb, Kershaw, Watt and Getman and Ms. Whitton in 2004 are set forth in the Summary Compensation Table on page 6.

                The Company also maintains a shareholder-approved Long Term Incentive Compensation Plan which provides for the award of incentive stock options, non-statutory stock options and restricted stock to officers, Directors and key employees. The purpose of the Plan is to enable the Company to attract, retain and reward qualified personnel through long term performance incentives, and to more closely align the interests of such persons with those of the Company’s shareholders.

AUDIT COMMITTEE REPORT

                In accordance with its written charter adopted by the Board of Directors, as amended, a copy of which is available on the Company’s website, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee supervises the internal audit activities of the Bank and supervises and directs the auditors of the Company and the Bank in order to ensure that the Company’s and Bank’s activities are being conducted in accordance with law and banking rules and regulations established by the Comptroller of the Currency and other regulatory and supervisory authorities, and in conformance with established policy.

                The Audit Committee is comprised of three directors, each of whom the Board has determined to be “independent” as defined by the Sarbanes-Oxley Act and the Nasdaq Listing Standards. The Board has determined that none of the members of the Audit Committee meet the definition of “audit committee financial expert” as defined in Item 401(h) of Regulation S-K promulgated by the Securities and Exchange Commission. The Audit Committee receives directly or has access to extensive information from reviews and examinations by the Company’s internal auditor, independent auditor and the various banking regulatory agencies having jurisdiction over the Company and its subsidiaries. The Company has not retained an audit committee financial expert to serve on its Board and the Audit Committee because the Board believes that the present members of the Committee have sufficient knowledge and experience in financial affairs to effectively perform their duties.

                In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the Company’s independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence

Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management and the independent auditors the quality and adequacy of the Company’s internal controls. The Audit Committee reviewed with the independent auditors their audit plans, audit scope, and identification of audit risks.

                The Audit Committee discussed and reviewed and discussed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements.

                The Audit Committee also reviewed and discussed with management and the independent auditors the audited financial statements of the Company as of and for the fiscal year ended December 31, 2004.

                Based on the above-mentioned reviews and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the Securities and Exchange Commission.

Samuel J. Lanzafame (Chair)
Margaret G. Ogden
Paul M. Solomon

INDEPENDENT PUBLIC ACCOUNTANTS

                The following table sets forth the aggregate fees billed to the Company by PricewaterhouseCoopers LLP for professional services rendered for the fiscal years ended December 31, 2004 and 2003.

	2004	2003

Audit Fees	$215,000	$90,400
Audit Related Fees(1)	15,152	10,230
Tax Fees(2)	25,750	31,883
All Other Fees(3)	3,250	0

———————————
(1)       Includes audits of the Company’s 401K Deferred Profit Sharing Plan, and Federal Home Loan Bank collateral.
(2)       Includes preparation of Company and subsidiary tax returns, tax advice and tax planning.
(3)       Includes consulting services.

                The Audit Committee’s policy is to pre-approve the audit and permissible non-audit services performed by the Company’s independent auditor. Unless a type of service to be provided by the independent auditor has received general pre-approval, it requires specific pre-approval by the Audit Committee, and any proposed services exceeding pre-approved cost levels require specific pre-approval by the Audit Committee. In accordance with its pre-approval policy, the Audit Committee pre-approved 100% of the audit fees, 100% of the audit-related fees and 100% of the tax fees for fiscal 2004. In total, the Audit Committee pre-approved 100% of the total fees for fiscal 2004.

        The Audit Committee of the Board of Directors appointed PricewaterhouseCoopers LLP as the Company’s independent auditors for the year ending December 31, 2005.

        A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting of Shareholders, and will have an opportunity to make a statement and to respond to appropriate questions.

TRANSACTIONS WITH MANAGEMENT

        The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with a number of Directors, officers and their associates. All extensions of credit to such persons have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and in the opinion of the management of the Bank do not involve more than a normal risk of collectability or present other unfavorable features.

        The law firm of Riehlman Shafer and Shafer, of which Director Charles E. Shafer’s brother is sole owner, provided legal services to the Bank in 2004. For services rendered during 2004 and for related out-of-pocket disbursements, the firm received $269,742.

        The law firm of Dunn, Bruno & St. Leger, LLP, of which Director Peter M. Dunn is Senior Partner, provided legal services to the Bank in 2004. For services rendered during 2004 and for related out-of-pocket disbursements, the firm received $233,985.

        Pursuant to the terms of its written charter, the Audit Committee is responsible for reviewing and approving all related-party transactions involving the Company or the Bank. Consistent with this responsibility, the Committee has reviewed and approved the foregoing relationships as being consistent with the best interests of the Company and the Bank.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company’s Directors, executive officers and holders of more than 10% of the Company’s common stock to file with the Securities and Exchange Commission reports of ownership and changes in ownership of Company common stock and to furnish the Company with copies of all these reports. Based solely on its review of the copies of the filings received by it and written representations of Directors and Executive Officers, the Company believes that all Section 16(a) filing requirements for the fiscal year ended December 31, 2004 were satisfied.

SUBMISSION OF PROPOSALS BY SHAREHOLDERS

        If shareholder proposals are to be considered by the Company for inclusion in a proxy statement for a future meeting of the Company’s shareholders, such proposals must be submitted on a timely basis and must meet the requirements established by the Securities and Exchange Commission for shareholder proposals. Shareholder proposals for the Company’s 2006 Annual Meeting of Shareholders will not be deemed to be timely submitted unless they are received by the Company at its principal executive offices by December 2, 2005. Such shareholder proposals, together with any supporting statements, should be directed to the Secretary of the Company. Shareholders submitting proposals are urged to submit their proposals by certified mail, return receipt requested.

OTHER MATTERS

        The Board of Directors is not aware of any matters other than those indicated above that will be presented for action at the meeting. The enclosed Proxy gives discretionary authority, however, in the event any other matter may properly come before the meeting.

        The Annual Report on Form 10-K of the Company, including financial statements for the year 2004, is being sent to shareholders with this Proxy Statement. Copies of the Annual Report will be furnished to any shareholder upon written request to Judy A. Schultz, Secretary, Alliance Financial Corporation, 18th Floor, MONY Tower II, 120 Madison Street, Syracuse, New York 13202.

By Order of the Board of Directors

/s/ Judy A. Schultz

Judy A. Schultz Secretary
Dated: April 1, 2005
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